Exhibit 99.1

Transcript of

NOVO INTEGRATED SCIENCES, INC.

2023 Virtual Annual Meeting of Stockholders

September 29, 2023

Chris David:	Hello to everyone. Welcome to Novo Integrated Sciences’ 2023 Virtual Annual Meeting of Stockholders. My name is Chris David. I am Novo’s President and COO, and a member of the Board. I will be moderating today’s meeting.

At the conclusion of the formal business portion of today’s meeting, we’ll open the floor up for questions, but questions that are specific and germane to the proposals of the shareholder meeting. We will also make a statement about the release yesterday and the disclosure of the agreement, the $1 billion collateral transfer – master collateral transfer – agreement and the 8-K related to it.

As we begin now with the formal business of the meeting, I would like to read a cautionary statement.

During the course of this meeting or in answers to questions, we may make forward-looking statements regarding future events or the future performance of the Company. Actual events or results could, of course, differ materially. Moreover, we are not undertaking any obligation to provide updates in the future. We refer you to the documents the Company files from time to time with the SEC, specifically the Company’s most recent Annual Report on Form 10-K, its most recent Quarterly Report on Form 10-Q and other reports we file with the SEC. These documents contain and identify important factors that could cause actual results to differ materially from those contained in any forward-looking statements.

Novo’s 2023 Annual Stockholders Meeting will now please come to order. We want to welcome you and express our thanks for your attendance at this meeting.

I would like to begin by introducing Rob Mattacchione, our Chairman of the Board and CEO; and our three independent directors: Alex Flesias, Michael Pope, and Sarfaraz Ali.

I will now conduct the annual meeting as it relates to the proposals to be voted upon by our stockholders.

Notice of this meeting was given to all stockholders of record at the close of business on August 8, 2023, by United States mail, on or about August 18, 2023, and I have for inclusion in the record of this meeting an affidavit from Pacific Stock Transfer to that effect. A list of stockholders on the record date has been available for review for at least the past 10 days.

The preliminary report of the inspector of elections is that more than 46.76% of the shares entitled to vote are present in person or by proxy at this meeting and therefore, I find there is a sufficient number to constitute a quorum for purposes of transacting business today. Accordingly, this meeting is declared open to proceed with its business.

In order to expedite the consideration and vote of the business matters at this meeting, the following is the order of business which I will follow: each of the matters to be discussed and acted upon by our stockholders at this meeting will be discussed in the order set forth in the proxy statement. We will then vote on each matter to be acted upon.

We will now consider Proposal 1—nominations for directors to serve for a term of one year as set forth in the proxy statement or until their successors are duly elected and qualified. The board of directors favors the election of the following persons as directors:

Robert Mattacchione

Christopher David

Alex Flesias

Michael Pope

Sarfaraz Ali

These candidates are hereby nominated to be elected directors of the Company. Other than these candidates, there were no other nominations in accordance with the procedures set forth in our Articles of Incorporation and bylaws.

If there are no objections, the nominations are closed.

Next, we will consider Proposal 2—approval of the 2023 Equity Incentive Plan, as described in the proxy statement.

We will also consider Proposal 3—approval of an amendment to Novo’s Articles of Incorporation to effectuate a reverse stock split of our outstanding shares of common stock. The reverse stock split would be at a ratio of no less than 1-for-5 and no more than 1-for-15, with such ratio to be determined at the sole discretion of the board of directors.

Finally, we’ll consider Proposal 4—ratification of the appointment of Fruci & Associates II, PLLC as our independent registered public accounting firm for the fiscal year ended August 31, 2023, as described in the proxy statement.

Now that we have reviewed the proposals to be voted upon, I hereby declare the polls open for voting. Please remember that if you’ve already sent in your proxy card or voted by Internet or telephone, your shares have been voted accordingly. Stockholders who have sent in proxies or already voted do not need to take any further action. You do not need to vote today unless you are voting for the first time or want to change your previous vote. We will now proceed to vote on Proposals 1 through 4.

The voting is now closed. While the inspector of elections is completing tabulation of the votes, are there any questions that our stockholders would like to ask? Please bear in mind that we will only take questions that are germane to the specific proposals to be voted on.

But first the company wants to provide some thoughts on the $1 billion agreement disclosed yesterday via press release and 8-K filing with the SEC. Like all agreements Novo executes, front and center is what we believe is to be best for the Company and its shareholders. This agreement is structured so the Company has minimal risks prior to validation and authentication by third-party audit procedures, at which point the Company can move forward with one or more transactions to monetize the collateral. As provided for in the agreement, no funds have been, or will be, provided by the Company to Blacksheep Trust until the monetization transaction is closed. The Company intends to provide more information next week via press release. Please note also the Company will continue with its diligence throughout all phases of the transaction.

Now we will only take questions that are germane to the specific proposals that have been voted on. Rob?

Rob Mattacchione:	Good afternoon, everyone. Let’s try to go through some of these questions here.

So we have a question about the reverse itself. Just for the sake of clarity, the approval or the potential approval of the option to reverse is exactly that – an approval for the option to do so. Our intent and my personal belief is that we can achieve compliance organically between now and the dates that are sensitive to doing so, so it is not a vote automatically creating the need for the reverse. I want to make that very, very clear. There has been a lot of confusion around the issue. That’s not occurring today. I’ll tell you that we have until, I believe – and please do not quote me on its accuracy – but I believe its November 20th to be compliant with, under the Nasdaq rules. So we have some time here to get ourselves organically compliant but this would give us the last option to meeting compliance as obviously it’s important for us to maintain our position in and on the Nasdaq.

I’ll reiterate what Chris David identified with respects to the master collateral transfer agreement. There will be more clarity provided next week through PR. There are several questions from several individuals about it, and we will create the clarity that will remedy the confusion that sits about it now. We’re not in a position to do so at this point. It isn’t the forum for it as was identified by Mr. David, but we will most definitely create that clarify for you next week by way of press release.

The… there’s a question here about the buyback. It’s an absolute certainty upon the conditions that I’ve identified in prior disclosures, that once we are in receipt of certain capital that we’ve – that we anticipate is occurring in the very near future – that we will definitely look to engage in a share buyback program. Obviously, we are governed by the rules associated with that type of activity, but that hasn’t deviated. We identified in previous disclosures an amount that we’re targeting at a minimum level of $5 million, I believe, and that hasn’t changed in our Board’s discussions and our company’s intent.

Sorry guys. I’m just going through this. There’s a comment from one of our participants about the naked short activity. I can’t comment on it from a professional perspective, but there’s a lot of discussion about the activity that surrounds our stock and shorters and naked shorts in general. I’ll leave that for all of you much more inept participants to make sense of.

There’s a question here about the SWAG deal. We are continuing through our procedures to enact the closing as was previously disclosed. All parties are aware of the circumstances surrounding - parties relevant to the transaction – are aware of circumstances surrounding the process and we anticipate that we will be able to, in the very near future, announce that that’s been completed, as well so there’s many things that we’re excited about and that’s really been the core reason for believing that we have a very strong possibility for organic compliance for the dollar. Many things that have been on the table with respects to working through and bringing it to a point of an execution of closing we’re excited that I think we’re very close on many fronts to finally completing on much of what’s been discussed, announced and disclosed.

There does not seem to be any new questions or questions that relate to new topics so I will hand it back over to Mr. David.

Chris David:	We will now report on the results of the stockholder vote.

According to the preliminary report of the inspector of elections, each of the proposals presented at this meeting have been approved with the following voting results:

●	Proposal 1—Each of the persons nominated to be directors of the Company has been elected.
●	Proposal 2—The 2023 Equity Incentive Plan has been approved.
●	Proposal 3—The articles amendment to effectuate the reverse stock split has been approved.
●	Proposal 4—The selection of Fruci as our independent registered public accounting firm has been ratified.

The matters that this meeting was called to consider have been completed. Is there any additional business to come before this meeting?

If there is no other business to come before this meeting, I would like to make some concluding remarks.

I would like to thank you, our stockholders and invited guests, for your support and I’d like to emphasize the commitment of each and every member of our team, to deliver the best possible results for our Company. We move forward with high expectations and a tenacity for success to continue in our efforts to build stockholder value. As always, we thank you for your support and look forward to accomplishing even more for you, our stockholders, in the year and years to come.

The meeting is adjourned. Thank you very much.